Exhibit 99-B.10

                         Consent of Independent Auditors




The Board of Directors of Aetna Life Insurance and Annuity Company and Contractholders of Aetna Variable Annuity Account B:


We consent to the use in this prospectus constituting part of this Post-Effective Amendment No. 40 to the Registration Statement on Form N-4 (File No. 33-34370) of our reports dated February 3, 1999 and February 26, 1999 relating to the financial statements of the Aetna Variable Annuity Account B and Aetna Life Insurance and Annuity Company, respectively, which are incorporated by reference in such prospectus.

We also consent to the reference to our firm under the headings "Condensed Financial Information", which is incorporated by reference in the prospectus and "Independent Auditors" which is incorporated by reference in the statement of additional information.


                                                                    /s/ KPMG LLP


Hartford, Connecticut
November 23, 1999